Exhibit 21.1

List of Subsidiaries of Innovaro, Inc.

Innovaro Europe, Ltd. (formerly UTEK Europe, Ltd.)

UTEK Real Estate Holdings, Inc.

Ybor City Group, Inc.

22nd Street of Ybor City, Inc.

ABM of Tampa Bay, Inc.

Cortez 114, LLC